EXHIBIT 6.11


ALL INFORMATION PROPRIETARY, CONFIDENTIAL & PROPERTY OF TRI SYNERGY, INC.

                     MANUFACTURER'S REPRESENTATION AGREEMENT

This agreement is by and between Manufacturer: Eduverse Accelerated Learning Systems, Inc. of the address: 1135 Terminal Way, Suite 209, Reno, Nevada 89502 (hereinafter referred to as "Manufacturer" or "MGS") and TRI SYNERGY, Inc., of 91 Westland Ave., Suite 520, Boston, MA 02115 (hereinafter referred to as "TSI or "Representative"). WHEREAS, Manufacturer is in the business of developing and manufacturing software for sale to the business community and the general public;

WHEREAS, Representative is in the business of selling and marketing software to distributors, reseller and mass merchants, etc.;

WHEREAS, Manufacturer wishes to authorized Representative to sell and market Manufacturer's software, as defined in Exhibit B.

NOW, THEREFORE, the parties agree as follows:

1. Representation. Manufacturer hereby appoints TSI as it exclusive Representative and Public Relations Agent for the accounts within the territories and services defined by, or added to, Exhibit "A" that are attached hereto and incorporated herewith. Manufacturer and TSI may add territories and/or products to Exhibit A or B at any time so long as both parties agree. All additions and deletions are to be in writing, dated and signed by both parties. Manufacturer agrees and understands that Representative represents and will continue to represent other manufacturers or companies who are or may in the future be competitors of Manufacturer. It is understood by and between the parties hereto that such representation by Representative of competitors of Manufacturer does not create any conflict of interest or breach of the terms of the Agreement between the parties.

2) Representation Responsibilities. TSI is granted the exclusive right to represent Manufacturer and its products, as specified in Exhibit A, to software distributors, resellers and mass merchants, etc. ("Customers"). TSI must faithfully represent all products, claims ,pricing and product viability as specified in writing by Manufacturer. All invoicing, product shipment, terms, handling, marketing and/or co-op authorization and support are the sole responsibility of the Manufacturer. TSI shall use its best efforts and good judgement to realize the highest possible sales for the products of Manufacturer. When requested by Manufacturer, TSI shall, within ten (10) business days following any request, submit a report on the progress of sales activities and sales projections; provided, however, that Manufacturer shall not make such requests more than one (1) time per quarter.

3) Commissions, Fees & Expenses. The parties have agreed that commission, monthly (initialed) fees and expenses as defined by Exhibit A and/or otherwise described herein will be paid to Representative by Manufacturer on all orders accepted and delivered by Manufacturer at such times and in the manner described in Paragraph 5 herein below.

4) Trade Shows and other Expenses. Manufacturer will have the option to participate in industry trade shows, retail and distributor sales meetings, entertainment and events with prior written (via fax or email) approval at a shared rate with other manufacturers. Checks payable for these events must be received by TSI no later than fourteen (14) days prior to the event. If Manufacturer requests Representative's participation that requires travel, Manufacturer shall book and pay for all related expenses of TSI. Manufacturer will pay for all mailings and freight expenses with prior written approval. If agreed upon expenses and fees have not been paid as agreed TSI, reserves the right to deduct such expenses and fees from any distributor payments made to Manufacturer by TSI.

5) Payment. In the event that Manufacturer is using TSI affiliate for distribution, commissions due Representative will be deducted from amounts paid to TSI from Distributors for all products covered by this agreement. Monthly fees shall be paid by Manufacturer to TSI and shall be received no later than the 1st (initialed) day of each month in advance. TSI shall not be required to invoice Manufacturer for any such amounts. If the


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     monthly fee  payment  has not been  received by the due date TSI may deduct monthly fees and unpaid expenses from any payments made to Manufacturer by TSI as well as any accrued interest and/or late charges (see Paragraph 9). All checks will be payable to TSI and mailed to 91 Westland Ave. Suite #330, Boston, MA 02115 Attn: Shane Nestler. Any change to this information will be made in writing from TSI. In the event that the Manufacturer does direct billing and distribution, commissions due Representative will be paid with ten business days of payment received by Manufacturer without the requirement of delivery of an invoice.

6) Reporting. In the event that the Manufacturer does direct distribution, Manufacturer agrees to provide Representative with a written report on a monthly basis, showing in detail the sales made to the accounts covered by this agreement and commissions owed to Representative. Manufacturer also agrees simultaneously to provide copies of all invoices, notification of shipment and purchase orders for the month. This report shall be provided no later than ten (10) business days after the end of the month.

7) Term & Termination. The term of this agreement shall commence on the date indicated on the signature lines of this contract for an initial term of one (1) year, said term shall automatically renew in one (1) year increments unless written notice is sent by either party, properly addressed and postage prepaid (via certified mail) ninety (90) days prior to contract expiration. At any time after month seven (7) if there are not sufficient funds to deduct the monthly fee, Manufacturer may terminate this agreement with (30) thirty days written notice with commission payable for one hundred & eighty (180) days after the date of termination [on all product shipped and paid for in full prior to the end of 180 days (Initialed)]. Contract can be terminated or amended at any time with the written consent of all contract signatories. After an initial period of one
     (1) year, this contract can be terminated with ninety (90) days written notice with commission payable for one hundred & eighty (180) days after the date of termination [on all product shipped and paid for in full prior to the end of 180 days (Initialed)].

8) Late Charges and Liquidated Damages. If any amount payable to TSI under this agreement is not received by TSI within ten days of the date that such amount becomes first due (the "Due Date"), then such amount (the "Delinquent Amount") will bear interest from and after the Due Date until paid at an annual rate of interest equal to 25% (the "Default Rate"). In addition, Manufacturer will also pay to TSI a late payment collection-processing fee ("Late Fee") in an amount equal to 25% of the Delinquent Amount to defray the expense incident to the administration, processing and collection of the Delinquent Amount. Delinquent Amounts and that the Late Fee is a reasonable estimate by the parties for the actual amount of damage which will be incurred by Representative to collect Delinquent Amounts. From time to time, at the option of Representative, the Late Fee will be immediately payable when first due or will be added to the unpaid principal balance.

9) Attorney's Fees. If any arbitration, litigation, action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this agreement in relation or pertaining to a declaration of rights under this agreement the prevailing party shall be entitled to recovery of all such party or parties' attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this agreement "attorneys' fees" shall be deemed to be the full and actual costs of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment, calculated on the basis of the usual fee charged by attorneys performing such services, and will not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

10) Amendments/Waivers. This agreement may be amended, supplemented, modified or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns.

11) Counterparts. This agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

12) Severability. Each provision of this agreement is intended to be severable and if any term or provision herein is deemed invalid or unenforceable for any reason, such illegality or invalidity will not affect the validity or the remainder of this agreement and, intent will be given to the invalid or unenforceable provision.

13)  Entire Representative Agreement.  This Representation  Agreement,  together
     with  all  Exhibits   and   Addendum   contains  the  entire  and  complete
     understanding  among the  parties  concerning  its  subject  matter


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     and  all  representations,   agreements,  arrangements  and  understandings
     between the parties, whether oral or written, have been fully merged herein and are superseded hereby concerning sales, marketing and public relations. The Distribution Agreement is an entirely separate agreement.

14) Successors. This agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors and assigns.

15)  Arbitration.   This  agreement  will  be  interpreted  in  accordance  with
     Connecticutt law, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws. Any dispute or proceeding concerning this agreement will be resolved by binding arbitration to be held in Norwalk, CT. All parties waive the right to a trial by jury of any claim or controversy arising under this agreement. Any party may demand arbitration through written notice sent by certified mail to the other (an "Arbitration Demand"). Within 15 days after the date that the Arbitration demand is first mailed, each of the parties will confer to select a mutually acceptable arbitrator in the state of Connecticut. In the event that neither are able to do so, then each party shall, within five (5) days following the expiration of such fifteen (15) day period, select an arbitrator and the two arbitrators, within five (5) days thereafter, shall select a third arbitrator The venue for all issues will be the state of Connecticut.

16) Interpretation. The language in all parts of this agreement will be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this agreement are fully incorporated into this agreement by reference. Unless expressly set forth otherwise herein, all references herein to a "day," "month" or "year" will be deemed to be a reference to a calendar day, month or year, as the case may be. No portion of this agreement will inure to the benefit of any party whatsoever other than the signatories. All cross-references herein will refer to provisions within this agreement, and will not be deemed to be references to the overall transaction or to any other agreement or document.

17) Force Majeure. Neither party shall be liable for any failure to perform under this Agreement resulting from any case beyond the reasonable control of that party, including, but not limited to, an act of God; accident; telephone service provider problem; war; fire; lockout; strike or labor dispute; riot or civil commotion; act of public enemy; enactment, rule, order or act of a civil or military authority; or acts or omissions of the other party.

18) Independent Contractor. Representative is and shall be an independent contractor. Nothing herein contained in this Agreement shall be construed so as to create a partnership or joint venture and neither party hereto shall be liable for the debts or obligations of the other. No employee of Representative shall be deemed to be an employee of the Manufacturer. The Manufacturer shall not have the power to hire or fire employees and, except as expressly provided herein, the Manufacturer may not control or have access to Representative funds or the expenditure thereof, or in any other way exercised dominion or control over Representative's business.

IN WITNESS WHEREOF, the parties signing below are legally authorized to and have elected to execute this agreement as of the date filled in below:


Manufacturer: Eduverse Accelerated          Representative: TRI SYNERGY, Inc.
  Learning Systems, Inc.
By: Mark Bruk                               By: Tamra Anne Nestler
Signature: X /s/ Mark Bruk                  Signature: X /s/ Tamra Anne Nestler
Title: President & CEO                      Title: President & CEO
Date: March 1, 1999                         Date: March 1, 1999




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ALL INFORMATION PROPRIETARY, CONFIDENTIAL & PROPERTY OF TRI SYNERGY, INC.

                                    Exhibit A
                      Territory, Accounts, and Commissions


1.   Contract Territory. U.S. and Canada.

2. Accounts. Commission will be paid to Tri Synergy, Inc. for all sales through Navarre and all other distributors or retailers or other accounts added by name and in writing (or via email) to this Exhibit by both parties.

3. Commissions and Fees. The parties have agreed that Manufacturer will pay commissions to Tri Synergy, Inc. on all paid invoices for all sales on a gross basis.

4. Commission. Commissions of 10% of gross sales will be paid to Tri Synergy, Inc. on paid invoices for gross sales on all orders accepted and delivered by Manufacturer, Manufacturer will pay these commission on gross sales with no deductions whatsoever. Any exclusion to this commission structure will be made in writing, signed and agreed to by both parties and make part of Exhibit A. Minimum commissions will be paid of $2.00 per box or $1.00 per jewel case when normal 10% commission rate is lower than these amounts.

5. Monthly Sales, Marketing and Public Relations Fees and Expenses. A monthly consulting and public relations fee will be paid to Tri Synergy, Inc. as defined in Exhibit C in addition to the commissions and expenses. It is further agreed that once Publisher has more than one title the monthly fee will be raised to $5000 (five thousand dollars) with the start date to be mutually acceptable for this increase. This fee for months #4,5 and 6 shall be paid in advance each month and shall be received by the Boston office of Tri Synergy, Inc. no later than the 1st day of each month with the first payment due on the execution date of this Agreement. This monthly fee shall be paid automatically and not require any invoicing by Tri Synergy, Inc. Beginning with the seventh month and providing there is sufficient payable invoices through Distribution (Navarre) the monthly fee shall be deducted from monies paid from TSI to Eduverse. If during any subsequent month there are not sufficient funds to deduct the monthly fee, Eduverse agrees to revert back to the original payment agreement. All sales, marketing and public relations expenses including but not limited to: mailings, entertainment, travel, fax broadcasts, wire broadcasts, mileage, transportation, meals and lodging will be reimbursed or prepaid by
     Manufacturer. For reimbursement of expenses, TSI must submit to Manufacturer an invoice and an expense report including copies of receipts or credit card statements (cash expenses will not require a receipt), meeting description and purpose of the trip and a copy of the written or email pre-approval authorization for the expense. Approximate expense costs will be submitted for pre-approval in writing or via email to Manufacturer. It is understood that the approximation is not an exact figure and the actual expensed amount may be higher or lower than the approximation and that Manufacturer will pay the actual amount of the expenses incurred. All pre-approved expenses shall be paid within ten days of invoice. Trade show fees agreed to in writing or via email shall be paid fourteen days in advance and require no expense report. Press Tours shall be prepaid at a rate of $500 (five hundred dollars) per day in addition to airline tickets and transportation to and from airport and hotel. The $500 per day fee shall commence on the date of departure to destination city and shall be paid through the date of departure/return.

6.   All payments in relation to this contract will be made in US Dollars.

7. Any and all expenses shall be pre-approved if done so via email, certified mail, fax or prepayment.

8. Either party can cancel this contract if TSI fails to deliver purchase orders equal to at least 1000 units within 120 days from product mailing date.



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                                    Exhibit B
                                  Product List


Manufacturer hereby authorizes Representative as exclusive agent in the Territory as defined in Exhibit A of this Manufacturer's Representation Agreement to sell and market all current and future software product(s). The following software product(s), and the platform that they are available on, are being made available to Tri Synergy, Inc. to market and sell by the terms listed in this Manufacturer's Representation Agreement and the Exhibits hereto. All other Manufacturer's titles will be automatically added to this list and additions do not need to be made in writing to be commissionable.

All titles released by Manufacturer within the term of this contract will be included in this contract. Initial titles will be:


CD ROM/ 3.5
ENGLISH Pro 6.2 Shrink Wrapped Product













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                                    Exhibit C

Monthly fee payment schedule:


               -------------------- ------------ --------------------
                                       Prepaid       Payment out of
                  Period / Date        Payment        Sell Through
               -------------------- ------------ --------------------
               Month 1                   $4,000               $3,000
               -------------------- ------------ --------------------
               Month 2                       $0               $3,000
               -------------------- ------------ --------------------
               Month 3                   $2,000               $3,000
               -------------------- ------------ --------------------
               Month 4                   $4,000                   $0
               -------------------- ------------ --------------------
               Month 5                   $4,000                   $0
               -------------------- ------------ --------------------
               Month 6                   $4,000                   $0
               -------------------- ------------ --------------------
               Month 7                       $0               $4,000
               -------------------- ------------ --------------------
               Month 8                       $0               $4,000
               -------------------- ------------ --------------------
               Month 9                       $0               $4,000
               -------------------- ------------ --------------------
               Month 10                      $0               $4,000
               -------------------- ------------ --------------------
               Month 11                      $0               $4,000
               -------------------- ------------ --------------------
               Month 12 *                    $0               $4,000
               -------------------- ------------ --------------------


* All subsequent months will be at the month 12 rate unless some new rate applies. Per Exhibit A, once Eduverse has more than one title for TSI to represent the monthly rate increases to $5000. All funds are USD.






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ALL INFORMATION PROPRIETARY, CONFIDENTIAL & PROPERTY OF TRI SYNERGY, INC.

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TSI Distribution Agreement

By and Between
Tri Synergy, Inc. (Hereafter known as TSI or Representative) of
91 Westland Ave., Suite 330
Boston, MA  02215
And
Eduverse Accelerated Learning Systems, Inc. (Hereafter known as Manufacturer) of 1135 Terminal Way, Suite 209
Reno, Nevada 89502



For Distribution through Navarre Corporation (Hereafter known as Distributor/s)

1) Fees and Commissions. This agreement will confirm that Manufacturer agrees to pay TSI an initial fee of $1000.00 (one thousand dollars) per product, per distributor, once distributor is approved in writing by Manufacturer, in addition to a 15% (fifteen percent) commission on gross sales as defined herein for arranging the distribution of products (See Attachment A) through Distributor. Manufacturer agrees to pay an initial fee of $1000.00 for each product. The initial fee of $1000 per product shall be prepaid upon contract execution or the addition of each new product, as applicable. Manufacturer understands and acknowledges that the distribution fee and the distribution commissions are entirely separate from the sales commissions and fees as contained in the Manufacturer's Representation Agreement. In the event that Manufacturer chooses to distribute to Ingram through TSI a fee of $1000 per month shall be paid in advance by Manufacturer to Ingram. The commission percentage is applied to "gross sales" which, for the purpose of this Agreement shall be defined as the wholesale price to the Distributor and shall be paid on all product shipped on a gross basis. It is in addition to all other deductions and from time to time may request additional percentage discounts and/or marketing allowances for specific retailers. Once approved in writing by the Manufacturer all contract deductions and marketing requests will be the sole responsibility of the Manufacturer and are in addition to the initial fees and the commission.

2) Purchase Orders and Freight. Distributor will issue purchase orders to TSI and TSI will forward via fax to Manufacturer. Manufacturer will then initial and return the purchase order via fax to TSI (617) 267-1576 Attn.:
     Shane Nestler. Manufacturer is responsible for all freight charges. Manufacturer shall follow attached Distributor Routing Guide(s). All purchase orders must be shipped freight prepaid by Manufacturer (F.O.B. destination) and must be received by the due date referenced on the purchase order. A packing list showing Distributor purchase order number, quantity ordered, quantity shipped and a detailed identification of the products must accompany all shipments. Any violation of Distributor Routing Guide (attached) or inaccuracy of freight or date of receipt will result in penalties and/or charges by Distributor and will be the sole responsibility of the Manufacturer. Manufacturer shall furnish to TSI proof of delivery of each shipment along with a copy of the applicable purchase order within ten
     (10) business days following the date of shipment.

3) Product Submission Forms. Upon the request of TSI Manufacturer will fill out a Product Submission Form for each product with UPC code, dimensions, weight and case pack quantity. Any violation or inaccuracy of these items will result in penalties and/or charges by Distributor and will be the sole responsibility of the Manufacturer. Once a Product Submission Form is submitted to TSI by Manufacturer said product will be considered added to the Attachment A, Product List and all Agreement terms apply.

4) Returns. In the event of any returns by customers or retailers of any defective or incomplete products under this agreement TSI shall deduct a $1.25 handling fee per product returned. Manufacturer is responsible for all return freight for all returned product in addition to the returns handling fee.




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5)   Payments.  All Distributor  and Retail  deductions will be in turn deducted from payments to Manufacturer. All TSI Distributor contracts have Net 60 terms. Manufacturer acknowledges that these are the contractual terms and not the actual payment terms. Actual payment terms depend on multiple variables such as: sales, placement, cash flow, history and season. TSI will remit payment (less TSI commission, price protections, returns, defectives, Distributor contract deductions and Retail marketing, co-op, rebated and contractual deductions) to Manufacturer within ten business days of receipt of payment from Distributor. No funds are due Manufacturer unless Distributor makes payment to TSI.

6) Contact. Manufacturer agrees to have no direct contact with Distributor and to direct all questions to TSI.

7) Factoring. Manufacturer agrees not to factor TSI, Navarre, Ingram or GT invoices or purchase orders without the express written consent of TSI.

8) Advertising & Marketing. Manufacturer is responsible for all advertising and/or marketing costs involved with Distribution and sale of their products. All Retail marketing approved by Manufacturer must be paid in advance by Manufacturer unless otherwise agreed to in writing by TSI. Manufacturer will supply TSI and/or Distributor with promotional samples at no charge as requested by TSI.

9) Technical Support. Manufacturer recognizes and agrees to provide the customers and retailers with technical support at Manufacturers expense.

10) Distributor Bankruptcy. In the event that a Distributor or Retailer should declare any type of bankruptcy, TSI is indemnified and held harmless by Manufacturer. TSI is only required to pay Manufacturer on invoices paid by Distributor to TSI. If invoices are uncollected or uncollectable due to insolvency or bankruptcy of distributor, TSI is released from all financial obligations on effected invoices. However, monies or a portion of monies are still due if any bankruptcy settlement is made in the future with appropriate percentage discounts applied. TSI will make best efforts to file claims and to collect on outstanding invoices as are permitted under applicable bankruptcy laws.

11) End User Claims. Manufacturer shall have sole and exclusive responsibility for the intellectual content of the Product. Manufacturer shall defend, indemnify and hold harmless TSI from and against any and all claims, demands, actions, suits and liabilities, including attorney fees, arbitration or court costs, arising out of the intellectual content of the Product as it appears on the CD ROM or other media as delivered to TSI or its customers from the Manufacturer. Manufacturer shall have sole and exclusive responsibility for the quality, merchantability and fitness of the physical Product including but not limited to the software. Manufacturer shall defend, indemnify and hold harmless TSI from and against any and all claims, demands, actions, suits and liabilities, including attorney fees, arbitration or court costs, arising out of any Product defect or omission in the computer program or documentation.

12) Indemnity, Warranty and Infringement of Proprietary Rights. Manufacturer warrants and represents that it owns all proprietary rights to, or is otherwise entitled to grant the licenses and rights for all of the matters covered under this agreement. Manufacturer shall defend, indemnify and hold harmless TSI from and against any and all claims, demands, actions, suits and liabilities, including attorney fees and arbitration or court costs, arising out of any assertion that any proprietary interest licensed under this agreement infringes upon the proprietary interest of another relating to distributed Product.

     Manufacturer or its agent shall immediately notify TSI of any "bugs" or other program errors, which comes to its attention.

13) Partial Invalidity. If any term or provision of this Agreement or the application thereof of any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement




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     or  the   application   of  such  term  or  provision  to  such  person  or
     circumstances other than those to which it has been held unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent of the law.

14) Independent Business. Nothing contained herein shall be deemed or construed as creating a joint venture or partnership by and between the parties.

15) Attorneys' Fees. In any action between the parties to enforce any of the terms of this Agreement or any other contract relating to this Agreement, the prevailing party shall be entitled to recover costs and expenses, including reasonable attorneys' fees.

16) Entire Agreement for Distribution. This Distribution Agreement, incorporating "Attachment A" and any subsequent duly authorized addendum(s), is the entire agreement of the parties. Any modification shall be in writing signed by both parties. The un-enforceability of any provision(s) of this agreement shall not invalidate the remaining provisions of this agreement. Either parties without the written consent of both parties may not assign this Agreement. Any assignment by either party without the other party's consent shall be void. This contract is for Distribution only; the Sales contract is entirely separate.

17) Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and/or the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. The parties hereto consent to the jurisdiction and venue of the State of Connecticut and the County of Fairfield, Connecticut.

18)  Term and  Termination of Agreement.  This term of this Agreement is for one
     (1) year and will automatically renew on an annual basis on the anniversary date unless either party gives 90 (ninety) day written notice. The Agreement can only be terminated during the initial one-year period if both the Manufacturer and TSI agree in writing.

19) Notice. Any notice provided for in this agreement shall be in writing, sent by certified or registered mail to the address of the party reflected in this, or to such other address for which notice is given under this agreement. If sent by mail, notice shall be effective upon receipt.

20) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument. This Agreement may be executed by telecopied or faxed signatures with the same effect as original signatures.

I have read this agreement and agree to abide by its terms and conditions:


Manufacturer: Eduverse Accelerated          Tri Synergy, Inc.
  Learning Systems, Inc.
Signature: /s/ Mark Bruk                    Signature: /s/ Tamra Nestler
           --------------------------                      ---------------------
Hereunto duly authorized                    Hereunto duly authorized
Print Name: Mark Bruk                       Print Name: Tamra Nestler
Title: President & CEO                      Title: President & CEO
Date: March 1, 1999                         Date: March 1, 1999



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


                                  Attachment A

Distribution contract product list:

ENGLISH Pro 6.2 Shrink Wrapped Product

















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